Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Year-over-Year Double Digit Revenue and Operating Income Growth Supported by Strong Results From All Three Segments

LEAWOOD, KANSAS, USA - October 20, 2022 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2022 financial results.

Euronet reports the following consolidated results for the third quarter 2022 compared with the same period of 2021:

•	Revenues of $931.3 million, a 14% increase from $816.6 million (27% increase on a constant currency[1] basis).
•	Operating income of $168.5 million, a 47% increase from $114.5 million (71% increase on a constant currency basis).
•	Adjusted EBITDA[2] of $211.6 million, a 36% increase from $155.2 million (57% increase on a constant currency basis).
•	Net income attributable to Euronet of $97.7 million, or $1.87 diluted earnings per share, compared with $73.9 million, or $1.37 diluted earnings per share.
•	Adjusted earnings per share[3] of $2.74, a 55% increase from $1.77.
•
Euronet's cash and cash equivalents were $967.1 million and ATM cash was $646.1 million, totaling $1,613.2 million as of September 30, 2022, and availability under its revolving credit facilities was approximately $650 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am very pleased that we delivered year-over-year double-digit constant currency revenue, operating income and adjusted EBITDA growth in all three segments, resulting in our fifth consecutive quarter of double-digit constant currency consolidated revenue and adjusted EBITDA growth rates," stated Michael J. Brown, Euronet's Chairman and CEO. "All of our segments have demonstrated their resilience.  In the EFT Segment, we saw our most profitable transactions recovering consistent with the recovery of international travel.  In Money Transfer, we saw continued growth in both our physical and digital distribution networks, which included particular strength in Asia Pacific as the region continues to recover following the easing of COVID-19 restrictions.  Finally, in epay, we saw continued demand for our content sold through both physical and digital channels."

"Despite challenging macroeconomic trends throughout the year, we have continued to see the resiliency of all three of our business segments. We have a strategy and a strong balance sheet, as well as a geographic and product diverse business, that has historically allowed us to produce strong growth rates, even through weaker economic cycles.  Moreover, we did not see any significant adverse signs of inflation on the third quarter results with virtually no impact to revenue and gross profit, and modest impacts to certain SG&A costs - primarily salary expense."

"We have demonstrated through the post-COVID-19 lockdown periods that residents and travelers are still withdrawing cash from the ATMs in EFT; customers are still purchasing digital branded payments and mobile airtime content in epay; global consumers still have strong demand for cross-border payments in Money Transfer; and, we anticipate tremendous growth opportunities with our Dandelion and REN payments solutions.  While we cannot control macroeconomic trends, such as the strengthening U.S. dollar, rising interest rates and inflation, as well as travel capacity constraints, we expect that our business will continue to grow at double-digit rates."

Taking into consideration current trends in the business and the global economy, the latest global COVID-19 landscape and historical seasonal patterns, the Company anticipates that its fourth quarter 2022 adjusted EBITDA will be in the range of approximately $125 million to $135 million.  Despite the challenges of these same macro conditions, including, but not limited to, disruption in the travel industry, COVID-19 variants, inflation and related inflation control measures, the Company remains confident that it will complete the full year 2022 with Adjusted EPS in the anticipated range of $6.30 to $6.40. This outlook does not include any change in foreign exchange rates, interest rates, changes in COVID-19 containment, changes in travel patterns stemming from the war in Ukraine, or other unforeseen factors that may develop throughout the fourth quarter.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2022 compared with the same period or date in 2021:

•	Revenues of $319.5 million, a 41% increase from $227.1 million (62% increase on a constant currency basis).
•	Operating income of $116.4 million, an 84% increase from $63.2 million (112% increase on a constant currency basis).
•	Adjusted EBITDA of $139.5 million, a 63% increase from $85.8 million (87% increase on a constant currency basis).
•	Transactions of 1,733 million, a 48% increase from 1,173 million.
•	Total of 51,437 installed ATMs as of September 30, 2022, an 8% increase from 47,474. Operated 49,617 active ATMs as of September 30, 2022, a 9% increase from 45,520 as of September 30, 2021.

Revenue, operating income and adjusted EBITDA growth in the third quarter 2022 was driven by increased domestic and international withdrawal transactions resulting from a strong recovery in travel and more POS processing revenue from the acquisition of Piraeus Bank's merchant acquiring business in March 2022, together with a continued benefit from a significant volume increase in low-priced payment processing transactions in Asia Pacific.

The EFT Segment's total installed ATMs grew 8%, largely from the addition of more than 2,230 Euronet-owned ATMs, approximately 1,425 new outsourcing ATMs and the addition of approximately 300 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated. At the end of the third quarter of 2022, 1,820 ATMs have been temporarily deactivated due to seasonal closures -- approximately 7% fewer than the 1,950 ATMs that were seasonally deactivated at the end of the third quarter 2021.

The epay Segment reports the following results for the third quarter 2022 compared with the same period or date in 2021:

•	Revenues of $248.9 million, a 4% increase from $238.3 million (18% increase on a constant currency basis).
•	Operating income of $29.1 million, a 12% increase from $25.9 million (29% increase on a constant currency basis).
•	Adjusted EBITDA of $30.5 million, an 8% increase from $28.2 million (24% increase on a constant currency basis).
•	Transactions of 915 million, a 13% increase from 811 million.
•	Point-of-sale ("POS") terminals of approximately 777,000 as of September 30, 2022, a 5% increase from approximately 739,000.
•	Retailer locations of approximately 352,000 as of September 30, 2022, an 8% increase from approximately 325,000.

Revenue and transaction growth was driven by continued expansion of digital branded payments and mobile growth, together with the continued expansion of the digital distribution channel. These results also benefitted from loyalty reward programs delivered by epay on behalf of several large retailers, which were recognized in the third quarter this year, while similar programs in the prior year were executed and largely recognized in earlier quarters in 2021.

The Money Transfer Segment reports the following results for the third quarter 2022 compared with the same period or date in 2021:

•	Revenues of $364.9 million, a 3% increase from $353.5 million (11% increase on a constant currency basis).
•	Operating income of $40.7 million, an 8% increase from $37.6 million (23% increase on a constant currency basis).
•	Adjusted EBITDA of $48.9 million, a 5% increase from $46.5 million (19% increase on a constant currency basis).
•	Total transactions of 37.7 million, an 11% increase from 34.1 million.
•	Network locations of approximately 509,000 as of September 30, 2022, compared with approximately 507,000.

Third quarter revenue, operating income and adjusted EBITDA growth was the result of 14% growth in U.S.-outbound transactions, 12% growth in international-originated money transfers - which included 10% growth in transfers initiated largely in Europe and 23% growth in transfers initiated in the Middle East and Asia - and 21% growth in xe transactions, partially offset by a 13% decline in the U.S. domestic business. These transaction growth rates include 40% growth in direct-to-consumer digital transactions.

The Money Transfer Segment increased its network locations by more than 22,000 locations; however, it also closed approximately 20,000 locations in Russia, Belarus and Tajikistan during the first quarter 2022 when the Segment suspended its service to Russia - resulting in a net year-over-year expansion of 2,000 locations. The closure of these locations had a nominal impact on revenue and operating profits.

Corporate and Other reports $17.7 million of expense for the third quarter 2022 compared with $12.2 million for the third quarter 2021. The increase in corporate expense for the third quarter 2022 is largely due to higher short- and long-term compensation expense due to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $967.1 million as of September 30, 2022, compared to $1,014.9 million as of June 30, 2022. The decrease in unrestricted cash and cash equivalents is largely due to the repayment of debt and changes in foreign currency, partially offset by cash generated from operations of approximately $157.1 million in the third quarter of 2022.

Total indebtedness was $1.74 billion as of September 30, 2022, compared to $2.09 billion as of June 30, 2022.  The decrease in debt is largely due to debt repayments as ATM cash was removed from the ATMs following the peak travel season. As of September 30. 2022, availability under the Company's revolving credit facilities was approximately $650 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash interest expense, e) non-cash income tax expense, f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 21, 2022, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments and the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Third Quarter Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is a leading global financial technology solutions and payments provider. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic transaction processing of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 51,437 installed ATMs, approximately 590,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 65 countries; card software solutions; a prepaid processing network of approximately 777,000 POS terminals at approximately 352,000 retailer locations in 63 countries; and a global money transfer network of approximately 509,000 locations serving 188 countries and territories. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 200 countries and territories. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; inflation; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate the operations of Piraeus Merchant Services; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2022	December 31,
	(unaudited)	2021

ASSETS
Current assets:
Cash and cash equivalents	$967.1	$1,260.5
ATM cash	646.1	543.4
Restricted cash	8.4	3.7
Settlement assets	1,034.9	1,102.4
Trade accounts receivable, net	225.2	203.0
Prepaid expenses and other current assets	364.2	195.4

Total current assets	3,245.9	3,308.4

Property and equipment, net	317.6	345.4
Right of use lease asset, net	138.0	161.5
Goodwill and acquired intangible assets, net	945.1	739.4
Other assets, net	181.2	189.6

Total assets	$4,827.8	$4,744.3

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,034.9	$1,102.4
Accounts payable and other current liabilities	783.5	693.2
Current portion of operating lease liabilities	45.6	52.1
Short-term debt obligations	306.4	4.9

Total current liabilities	2,170.4	1,852.6

Debt obligations, net of current portion	1,428.5	1,420.1
Operating lease liabilities, net of current portion	95.1	111.4
Capital lease obligations, net of current portion	1.3	2.9
Deferred income taxes	37.8	46.5
Other long-term liabilities	67.4	55.3

Total liabilities	3,800.5	3,488.8

Equity	1,027.3	1,255.5

Total liabilities and equity	$4,827.8	$4,744.3

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2022	2021

Revenues	$931.3	$816.6

Operating expenses:
Direct operating costs	526.0	484.4
Salaries and benefits	134.4	119.4
Selling, general and administrative	69.6	64.4
Depreciation and amortization	32.8	33.9
Total operating expenses	762.8	702.1
Operating income	168.5	114.5

Other income:
Interest income	0.6	0.2
Interest expense	(11.7)	(10.2)
Foreign currency exchange loss	(15.8)	(8.1)
Total other expense, net	(26.9)	(18.1)
Income before income taxes	141.6	96.4

Income tax expense	(44.0)	(22.7)

Net income	97.6	73.7
Net loss attributable to noncontrolling interests	0.1	0.2
Net income attributable to Euronet Worldwide, Inc.	$97.7	$73.9
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.1	—
Net income for diluted earnings per share calculation	$98.8	$73.9
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.87	$1.37

Diluted weighted average shares outstanding	52,751,304	53,853,675

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$97.6

Add: Income tax expense					44.0
Add: Total other expense, net					26.9

Operating income (expense)	$116.4	$29.1	$40.7	$(17.7)	$168.5

Add: Depreciation and amortization	23.1	1.4	8.2	0.1	32.8
Add: Share-based compensation	—	—	—	10.3	10.3

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$139.5	$30.5	$48.9	$(7.3)	$211.6

	Three months ended September 30, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$73.7

Add: Income tax expense					22.7
Add: Total other expense, net					18.1

Operating income (expense)	$63.2	$25.9	$37.6	$(12.2)	$114.5

Add: Depreciation and amortization	22.6	2.3	8.9	0.1	33.9
Add: Share-based compensation	—	—	—	6.8	6.8

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$85.8	$28.2	$46.5	$(5.3)	$155.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2022	2021

Net income attributable to Euronet Worldwide, Inc.	$97.7	$73.9

Foreign currency exchange loss	15.8	8.1
Intangible asset amortization(1)	6.8	5.8
Share-based compensation(2)	10.3	6.8
Non-cash interest accretion(3)	—	4.0
Income tax effect of above adjustments(4)	5.6	(3.7)
Non-cash GAAP tax expense(5)	1.1	1.1

Adjusted earnings(6)	$137.3	$96.0

Adjusted earnings per share - diluted(6)	$2.74	$1.77

Diluted weighted average shares outstanding (GAAP)	52,751,304	53,853,675
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	—
Effect of unrecognized share-based compensation on diluted shares outstanding	160,357	392,211
Adjusted diluted weighted average shares outstanding	50,129,843	54,245,886

(1) Intangible asset amortization of $6.8 million and $5.8 million are included in depreciation and amortization expense of $32.8 million and $33.9 million for the three months ended September 30, 2022 and September 30, 2021, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $10.3 million and $6.8 million are included in salaries and benefits expense of $134.4 million and $119.4 million for the three months ended September 30, 2022 and September 30, 2021, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.0 million is included in interest expense of $10.2 million for the three months ended September 30, 2021, in the consolidated statements of operations.  The non-cash interest accretion for the convertible notes was reduced to $0 million for the three months ended September 30, 2022, due to the adoption of ASC 2020-06 "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity."

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.